Exhibit 99.1

Seaport Calibre Materials Acquisition Corp. Announces Pricing of

$130 Million Initial Public Offering

New York, NY, October 27, 2021 — Seaport Calibre Materials Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 13,000,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the Nasdaq Global Market under the ticker symbol “SCMAU” beginning October 28, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the Nasdaq Global Market under the symbols ‘‘SCMA’’ and ‘‘SCMAW’’ respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on businesses in the steel, metals, and metals processing sector.

Seaport Global Securities LLC is acting as sole book-running manager. The Company has granted the underwriters a 45-day option to purchase up to 1,950,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Seaport Global Securities LLC, c/o asalvatore@seaportglobal.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 27, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is expected to close on November 1, 2021 subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Seaport Calibre Materials Acquisition Corp.

412-756-0069